SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934



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    permitted by Rule 14a-6(e)(2))
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    240.14a-12

          AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
        (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement if other than the
                           Registrant)

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       pursuant to Exchange Act Rule 0-11 (Set forth the amount on
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       determined):

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          AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
                        CONSENT STATEMENT

    For Amendment to Limited Partnership Agreement to Permit
                 Reinvestment of Sales Proceeds


     THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT MARCH 1, 1998. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 MINNESOTA WORLD TRADE CENTER, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE APRIL 17, 1998.

     AEI Fund Management XVI, Inc., the Managing General Partner, and Robert P. Johnson, the Individual General Partner (together, the "General Partners") of AEI Real Estate Fund XVI Limited Partnership (the "Fund") are recommending an amendment (the "Amendment") to the Fund's Limited Partnership Agreement (the "Fund Agreement") the Amendment would change Section 5.4 of the Fund Agreement to allow
proceeds   from  sale  of  Fund  properties  to  be  reinvested   in
replacement  properties until final liquidation of  the  Fund.   The
Fund Agreement currently requires that reinvestments end November 6, 1997.


               THE PROPOSED AMENDMENT WILL AFFECT YOUR INVESTMENT IN THE FUND IN A NUMBER OF WAYS AND INVOLVE A NUMBER OF RISKS THAT ARE DISCUSSED IN MORE DETAIL UNDER THE CAPTION SUMMARY-RISKS OF THE AMENDMENT, INCLUDING THE FOLLOWING:

<bullet>  Distributions of some sales proceeds will be delayed.

<bullet>  The reinvestments could cause extension of the life of the Fund.

<bullet>  The interests of the General Partners in approval of the
          Amendment may conflict with the interests of Investors.

<bullet>  Properties  in which proceeds are reinvested  will  be subject to many of the same risks of nonperformance as the original properties.

<bullet>  Investors  will not be able to review in  advance  the properties in which proceeds are reinvested.

     Currently, the General Partners would be required to distribute proceeds if a property is sold. Because this encouraged retention of properties, the General Partners do not believe that this is in the best interest of partners. The General Partners believe that the  Fund  should be able to take advantage of property sales,  when available at attractive prices, without depleting the capital base of the Fund. Approval of the Amendment would allow the Managing
General Partner to continue to reinvest proceeds from the sale of properties in replacement properties until final liquidation of the Fund. Accordingly, THE GENERAL PARTNERS RECOMMEND A VOTE "FOR" THE PROPOSED AMENDMENT.



     INVESTORS WILL NOT HAVE APPRAISAL OR DISSENTERS RIGHTS AND
THEREFORE WILL NOT HAVE THE RIGHT TO REQUIRE THE FUND TO PAY THEM
THE VALUE OF THEIR UNITS OF LIMITED PARTNER INTEREST IF THEY
DISAGREE WITH THE PROPOSED AMENDMENT.
                                  -2-

                             SUMMARY

The following summary is qualified by the more detailed discussion set forth herein.

THE AMENDMENT

  The  General  Partners  are  proposing  an amendment to  Section
5.4 of the Fund Agreement. The Amendment will eliminate the requirement that the Fund distribute all proceeds from sale of properties and allow reinvestment of such proceeds until final liquidation of the Fund. Even if the Amendment is approved, however, most, if not all, gain from sales activity would continue to be distributed to Investors. The Amendment is intended primarily to allow the Fund to reinvest the portion of sales proceeds that constitutes the original investment in a property, while distributing the "gain" (the excess of sales proceeds over the original investment). Because the portion of proceeds representing the original investment will be reinvested, distributions of sales proceeds will initially decrease if the Amendment is approved and will be delayed until liquidation of the Partnership. See "Reasons for and Effects of the Amendment."

REASONS FOR THE AMENDMENT

   The Fund may sell properties prior to final liquidation of the Fund due to favorable market conditions, exercise of lease purchase options, tenant restructuring or other reasons. Although the General Partners cannot guarantee returns, they believe that the Fund can generate favorable returns to Investors through the acquisition of additional properties that can be resold. They believe that the Fund should be in a position to reinvest the proceeds from these and other sales into replacement net leased properties.

BENEFITS TO INSIDERS

   The General Partners may benefit from the Amendment in several respects. If the Amendment is approved, the Fund will retain more properties under management and the General Partners will receive more reimbursements from the Fund. Further, to the extent funds are reinvested and properties perform well, the likelihood that the General Partners will receive a higher percentage of cash flow may be increased. See "Reasons for the Amendment-Interests of the General Partners."

VOTING/UNITS HELD BY GENERAL PARTNERS

   The Amendment will require the affirmative vote of holders of a majority of the outstanding Units. There were 13,879.40 Units outstanding at February 1, 1998. The General Partners and their affiliates held a total of 18 Units as of such date and intend to vote all such Units in favor of the Amendment. See "Unit Ownership of Principal Holders and General Partners."

RISKS OF THE AMENDMENT

   1. Deferred Cash Distributions. Rather than distributing all net cash proceeds on sale of a property, the Amendment will allow the Fund (if the General Partners determine, in their discretion, that it is advantageous to the Fund) to reinvest such proceeds in new properties (subject to a continuing obligation to distribute to Investors cash proceeds adequate to pay the income tax liability generated by sales of property). The distribution of cash that is reinvested will be delayed until the Fund is finally liquidated.

   2. Risk of Extension of Fund Life. The General Partners intend to reinvest sales proceeds in new properties that could be sold again within a few years. The Amendment could render more difficult the final sale of properties within the original intended life of the Fund. The General Partners intend to commence liquidation of the Fund by the year 2001, although the sale of any particular property may be delayed based on market and other conditions. The Amendment could have the effect of extending the life of the Fund for several years and delaying the ultimate distribution of its assets. The Fund Agreement provides that the Fund must be liquidated, in any event, by the year 2038 (an arbitrary date).
                                  -3-

   3. Real Estate Risks on Reinvestment. Proceeds will be reinvested in new triple net leased commercial properties that are subject to the same risks of performance as the properties originally acquired by the Fund. The value of real estate is subject to a number of factors beyond the control of the Fund, including national economic conditions, changes in interest rates, governmental rules and regulations and competition from other forms of financing. If adverse changes in these general conditions negatively affect market value, the final disposition of the property and the distribution of cash to Investors may be delayed or the disposition may result in a loss, or both. The value of properties in which the Fund will invest will be affected by the financial condition of the tenant. If a tenant is unable to perform its lease obligations, the Fund may not be able to sell the property or may be forced to sell the property at a loss. Further, in the event of a bankruptcy of a tenant, the Fund might not be able to obtain possession of the property for a considerable period of time. See "Reasons For and Effects of the Amendment."

   4. Undesignated Properties. Investors will not be able to review in advance the properties in which proceeds would be reinvested.

   5.   Conflicts  of  Interest.  The interests  of  the
General Partners in proposing the Amendment conflict with those of Investors because the General Partners will receive more reimbursements from the Fund if proceeds are reinvested than they will if proceeds are not reinvested. The Managing General Partner is reimbursed at its cost, which costs includes a portion of salaries of its personnel and other overhead, for services it provides to the Fund. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Fund. See "Reasons For and Effects of the Amendment-Interests of the General Partner in the Amendment."


   6. No Appraisal Rights. Investors will not have appraisal or dissenters rights as a result of the Amendment. Accordingly, Investors that disagree with the Amendment will not have the right to require the Fund to pay out the value of their Units of limited partnership interest. Instead, the Amendment will be effective with respect to all Investors if approved by holders of a majority of the Units and a dissenting Investor would be required to find a different method of disposing of his or her units, such as through the Fund's repurchase plan, or to hold his or her units until liquidation of the Fund.
                                  -4-

            REASONS FOR AND EFFECTS OF THE AMENDMENT

   GENERAL. If Investors approve the Amendment, the Fund will have the opportunity, upon the sale or other disposition of properties such as the properties described below, to reinvest the Net Proceeds of Sale in additional triple net leased properties. Under the terms of the Fund Agreement as amended in 1992, the net proceeds from the sale of properties cannot be reinvested after November 6, 1997. By consenting to the Amendment, Investors would permit the Fund to acquire new properties with the net proceeds from the sale of the properties (net of any distributions to Investors) that occur prior to the final liquidation of the Fund. Because proceeds will be reinvested, distributions of sales proceeds will be decreased until further liquidation of the
properties  in  which  the  proceeds  are  reinvested,  or   until
liquidation of the Fund.

    The Amendment is not intended to extend the life of the Fund. The Prospectus pursuant to which the Units were sold indicated that the General Partners expected that most of the properties would be sold or refinanced eight to twelve years after acquisition. The Fund properties described below were acquired in 1987, 1988 and 1990 and it remains the intention of the General Partners to commence liquidation of the Fund, depending on market conditions and the benefits of continued ownership, by the year 2001.

    The Amendment is being proposed for a number of reasons, including the following:

<bullet>  Without the Amendment, the Managing General Partner will be required to forgo all attractive proposals it receives to sell Fund properties if it desires to avoid depleting the Fund's capital base.

<bullet>  If the Amendment is approved, the Fund will be able to (i) take advantage of any favorable purchase proposals that are presented, (ii) seek out such proposals when market conditions are favorable, and (iii) retain adequate capital in the Fund to work toward the Fund's investment objectives.

<bullet>  Without the Amendment, if a property is sold prior to final liquidation of the Fund, the Fund's capital base, and therefore its ability to generate the level of return that was the objective when it was formed, will be reduced.

<bullet>  If the Amendment is approved, cash proceeds  from
          the sale of a property may be reinvested in a new property and, subject to the same risks of real estate investment that were assumed when the Fund was formed, such new property could generate continuing cash flow from rents and potential gain on sale.

<bullet>  Without the Amendment, an Investor wishing to apply distributed sales proceeds (which constitute a return of a portion of the Investor's original investment in the Fund) to a similar investment such as an AEI fund would be forced to purchase units in a new fund with distributed cash. Real estate funds are initially offered subject to sales commissions and organization expense that decrease the amount invested in properties and, therefore, the asset base that generates income and gain on an investment.

<bullet>  If  the  Amendment  is  approved,  no  securities
          brokerage commissions or other organizational expense will be applied to the reinvestment in new properties of cash from sale of properties.

    The Fund incurs a significant amount of organization and syndication expense at formation. The General Partners believe that the Fund can generate the most favorable returns to Investors only if the costs of forming the Fund, including commissions to sales agents, filing fees and professional costs, can be amortized against cash flow (primarily rents) from operation of all properties over the intended life of the Fund (10 to 12 years after purchase of properties). If a significant portion of the real property assets of the Fund are sold in advance of the originally intended liquidation date of the Fund, the income and gain,
                                  -5-

if any, for the assets remaining may not be adequate to generate the returns that were the original objective of the Fund.

   The General Partners believe, based on recent investments in and resales of properties by other real estate funds affiliated with the General Partners, that the Fund can generate favorable returns through the investment of sale proceeds in newly constructed replacement properties that the Fund purchases at construction cost and resells within a few years. When a fund commits to purchase a property upon completion of construction it reduces the developer's refinancing risk and facilitates the construction of properties for operators, such as franchisees of restaurants, whose principal goal is not real estate capital appreciation. Because the property is purchased at construction cost, the risk of development and construction, for which the developer is normally compensated, inures to the benefit of the Fund-the market value of properties when purchased will normally exceed the cost of development. Because no securities brokerage commissions will be paid in connection with capital that is reinvested, the entire amount of reinvested proceeds can be applied to the purchase price and acquisition expense and no additional organizational costs that will affect overall return will be incurred. No assurances can be given, however, that a new property acquired by the Fund will produce favorable rentals, that such rentals will not be interrupted by events outside the Managing General Partner's control, or that the market value of any properties acquired will exceed their cost immediately after acquisition or within the several years the Fund proposes to hold the properties.

   The Managing General Partner is currently evaluating a number of properties for acquisition. Affiliates of the General Partners
have  managed 13 public and 11 private real estate  funds.   As  a
result of their activity in the sale-leaseback marketplace, the General Partners have developed relationships with companies that, either directly or through their franchisees, have a continuing need for commercial real estate. The Managing General Partner will not be obligated to obtain the consent of Investors as to the
type   of   property  acquired  if  the  Amendment  is   approved.
Nevertheless,   any  property  acquired  will  comply   with   the
investment objectives and policies set forth in the Prospectus pursuant to which the Units were initially offered. Any property acquired will be an existing commercial property that will be acquired on a debt-free basis and will likely be leased to a single tenant pursuant to a triple net lease. No property will be acquired from the General Partners or their affiliates.

    SALES OF PROPERTIES. The Amendment is being proposed at this time to facilitate reinvestment of the net proceeds from possible sales of properties after November 6, 1997. Although much of the proceeds have been distributed, the Fund has reinvested some of the proceeds from the seven properties described below. The sales price and certain information about the gain generated by such sales is set forth below:
                                  -6-

         Applebee's     Applebee's   Jiffy Lube   Jiffy Lube       Sizzler            Super 8      J.T. McCord's
       Charleston, SC  Columbia, SC  Dallas, TX   Garland, TX   Cincinnati, OH   Hot Springs, AK    Irving, TX
Purchase
 date      11/19/87      5/6/88       12/10/87      12/10/87        1/30/90         4/11/88           12/16/87

Percentage
 of(1)         100%      58.12%            25%           50%         30.81%             50%               100%
 Total Ownership
 Interest

Sale date  12/15/94     7/28/95       10/25/95      10/25/95        1/23/97         3/29/96           12/22/97

Sales
  price  $ 1,626,781  $ 1,018,031   $   162,500   $   325,000     $   158,660     $   680,000      $   792,500

Selling
 expenses     13,494       27,578         1,282         2,558           9,459          16,614           50,865

Basis(2)
 Book        921,762      552,537       125,513       241,943         365,501         448,369          850,779
 Tax         935,628      568,603       128,325       248,096         367,890         464,919        1,030,793

Gain (loss)
 Book        691,525      437,916        35,705        80,499        (216,300)        215,017         (109,144)
 Tax         677,659      421,850        32,893        74,346        (218,689)        198,467         (289,158)

Tax gain (loss)
 per unit         47           29             2             5             (15)             14              (20)

(1) The Fund owns partial interests in title to certain of the properties, as indicated. The remaining interest was purchased by an affiliated real estate fund managed by the General Partners.
(2) Purchase price less depreciation.

   The Fund purchased the Charleston Applebee's restaurant property in November 1987 and the Columbia property in May 1988. Both of the Applebee's were newly constructed properties purchased upon completion of construction and leased under 20-year triple net leases to Apple South, Inc. simultaneous with the purchases. Each of the leases included an option to Apple South, Inc. to purchase the properties commencing in the seventh lease year at a price equal to the greater of fair market value or an increase of 5% per
year   over  the  original  purchase  price.   Apple  South,  Inc.
exercised the option with respect to both properties in 1995. The sale price listed in the table above represents the contractual purchase price based on the 5% escalation.

   The two Jiffy Lube auto care centers listed above were purchased by the Fund in December 1987 and leased, under a 20 year triple-net lease, to Jiffy Lube International of Maryland, Inc. Although the lease did not specifically provide a repurchase option to the lessee, the Fund negotiated and completed a sale of these properties to the lessee in October 1995.

    The Super 8 Motel was purchased by the Fund in April 1988 and simultaneously leased to Motel Developers, Inc. The lease included an option to purchase the property, which was exercised by the lessee in July 1995. Although the sale closed in March 1996, a portion of the gain on sale was recognized in 1995 based on receipt in that year of nonrefundable deposits in connection with the sale.

   The Sizzler Restaurant was purchased by the Fund in January 1990
and  simultaneously  leased  to Triple  S  Restaurants,  Inc.   In
January 1994, the restaurant was closed and listed for re-lease or
sale.   In  December  1996, the Fund accepted  an  offer  from  an unaffiliated party to purchase the property at a price below the Fund's basis. The offer was accepted after a review of the market
conditions   in  the  area  and  the  property  management   costs
associated with continuing to seek a new tenant for the property, and the sale was completed in January 1997.

    The J. T. McCord's restaurant was purchased by the Fund in December, 1987 and simultaneously leased to Flagship, Inc. In December, 1995, the restaurant was closed and listed for re-lease or sale. In October, 1997, the Fund accepted an offer from an unaffiliated party to purchase the property at a price below the
                                  -7-

Fund's basis. The offer was accepted after a review of the market conditions in the area and the property management costs associated with continuing to seek a new tenant for the property. The sale was completed in December, 1997.

    The Fund has distributed an aggregate of $1,755,800 ($ 122.85 per Unit) from the proceeds of these sales to cover the tax liability of partners generated by the gains on sale. These distributions of Net Proceeds on Sale, in the aggregate, reduced the Adjusted Capital Contributions of Investors by $122.85 per outstanding Unit.

    In January 1996, the Fund also received $406,892 of insurance proceeds, net of demolition and other costs, resulting from the destruction by fire of a restaurant property in Indianapolis, Indiana. These proceeds resulted in recognition of $88,207 of net gain by the Fund. The Fund currently does not intend to rebuild the property and has listed the land (which has a cost basis of $253,747) for sale.

   PROPERTIES CURRENTLY HELD BY THE FUND. The Fund currently holds interests in 14 properties (excluding the land resulting from the fire in Indianapolis, Indiana) as summarized below:

          Property                         Acquisition Cost     Annual Rental
                                                                   Payments

Creative Years Early Learning Center,
 Houston, TX                                   $   483,128        $    45,529
Grand Rapids Teachers Credit Union,
 Wyoming MI                                        626,239             32,370
Arby's Restaurant, Grand Rapids, MI                652,880             24,000
Fuddruckers Restaurant, Omaha, NE                1,151,543            145,081
Children's World Daycare Center, Sterling
 Heights, MI                                       729,486            105,117
Jiffy Lube Auto Care Center, Dallas, TX            154,891             21,822
JEMCARE (Arkansas Lane), Arlington, TX             450,475             41,796
Zapata's Cantina and Cafe, Waco, TX                674,285             29,752
J.T. McCord's Restaurant, Mesquite TX              520,109             17,500
JEMCARE (Matlock Avenue), Arlington, TX            603,641             45,907
Cheddar's Restaurant, Indianapolis, IN             253,747                (2)
Fuddruckers Restaurant, St. Louis, MO(1)           761,053             92,164
Applebee's Restaurant, Slidell, LA                 746,465            111,288
Applebee's Restaurant, Victoria, TX              1,335,555            151,110
Caribou Coffee, Atlanta GA                       1,235,000            142,025
                                               ------------        -----------
   Total                                       $10,378,497         $1,005,461
                                               ============        ===========

(1) The Fund has accepted a purchase offer of $761,500 for this property. The sale is not anticipated to occur until April 1998.

(2) This property was destroyed by fire and the vacant land is listed for sale.

    EFFECTS OF AMENDMENT. In the event Investors approve the Amendment, a portion of the proceeds from properties sold or otherwise disposed of will be reinvested rather than distributed. The Fund will not change its investment objectives or policies and, accordingly, new properties in which such proceeds are invested will consist primarily of single tenant, triple net leased properties that are purchased without indebtedness, many of which are leased to tenants in the restaurant industry. See "Amendment-General" above. If the proceeds are reinvested, the rental revenues generated by the Fund would be increased and distributions from rental revenues will be higher than they will if proceeds are not reinvested. Distribution of sales proceeds would be reduced or delayed until liquidation of the Fund. Accordingly, the General Partners believe approval of the Amendment will result in a more steady rate of distribution during the life of the Fund with a large distribution at the end of the life of the Fund.
                                  -8-

    If investors do not approve the Amendment, investors will receive a distribution of approximately $741,000, or approximately $52.85 per outstanding unit, in the second quarter of 1998. This distribution of Net Proceeds on Sale would reduce the adjusted capital contributions of investors by an additional $52.85 per outstanding limited partnership unit.

    INTERESTS  OF  THE  GENERAL PARTNERS  IN  THE  AMENDMENT.   In
accordance with, and subject to the limitations in, the Fund Agreement, the General Partners will be reimbursed for any costs (including a proportionate amount of employee salary, benefit and overhead expense) they incur in completing any property acquisition and in connection with management of the property. Generally, costs are allocated to the Fund based on the daily time sheets of employees. The Managing General Partner establishes an hourly charge for each employee based on their salaries, benefit expense and overhead expense (the portion of rental, depreciation and other office charges necessary to maintain the employee) and the Fund is charged for the amount of time spent by the employee on Fund activities multiplied by the time charge. If the
Amendment is not approved, and the proceeds from the sale of the properties are not reinvested, the amount of capital under management by the General Partners through the Fund, and the scope of the Fund's operations, will be reduced and the Managing General Partner will have to deploy its employees in other activities. Such reduced operations can be expected to reduce the amount of reimbursements that the General Partners receive from the Fund. Reimbursements to the General Partners by the Fund for expenses incurred have averaged approximately $213,000 per year during the past two years and aggregated approximately over $665,000 during the three years ended December 31, 1996. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Fund.

   Further, the General Partners receive more than 1% of Fund cash flow only to the extent the Fund has generated a 10% return to Investors, and share in sales proceeds only to the extent the Fund has paid cumulative distributions to Investors equal to their Adjusted Capital Contributions plus a 14% cumulative return. To the extent that proceeds are reinvested, the properties perform well, and these returns can be achieved, the General Partners may receive up to 10% of the cash flow remaining after payment of the 10% return to Investors and up to 15% of sales proceeds remaining after payment of the 14% cumulative return to Investors.


       UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

    The following table sets forth information pertaining to the ownership of the Units by each person known by the Fund to beneficially own 5% or more of the Units, by each General Partner, and by each officer or director of the Managing General Partners as of February 1, 1998:

NAME AND ADDRESS                            NUMBER OF           PERCENT
OF BENEFICIAL OWNER                         UNITS HELD          OF CLASS

AEI Fund Management XVI, Inc.                    10                 *
1300 Minnesota World Trade Center
30 East 7th Street, St. Paul, Minnesota 55101

AEI Fund Management, Inc. **                      2                 *
1300 Minnesota World Trade Center
30 East 7th Street, St. Paul, Minnesota 55101

Robert P. Johnson                                 6                 *
1300 Minnesota World Trade Center
30 East 7th Street, St. Paul, Minnesota 55101

Mark E. Larson                                    0                 0
1300 Minnesota World Trade Center
30 East 7th Street, St. Paul, Minnesota 55101

* Less than 1%
** A corporation controlled by Mr. Johnson and that provides administrative services to the Fund.
                                      -9-

The persons set forth in the preceding table hold sole voting power and power of disposition with respect to all of the Units set forth opposite their names. The General Partners know of no holders of more than 5% of the outstanding Units.

             VOTE REQUIRED AND PROCEDURES FOR VOTING

    Voting by Investors with respect to an amendment of the Fund Agreement is based upon ownership of limited partner Units ("Units"). As of February 1, 1998, there were 13,879.40 Units outstanding. Each Unit is entitled to one vote. Fractions of Units will be included in the total.

   In order for the proposed Amendment to be adopted, a majority of
the  Units  must be voted in favor of the Amendment.   Because  an
abstention would not be counted as a vote for an amendment, it would have the effect of a vote against an amendment. The General Partners intend to vote all 18 Units controlled by them in favor of the Amendment.

    Accompanying this Consent Statement is a Consent Form for each Investor with respect to his/her unit ownership in the Fund. By checking the appropriate box, each Investor can indicate whether he/she votes FOR or AGAINST or ABSTAINS as to the proposed Amendment. If any Investor returns a Consent Form duly signed without checking any box, he/she will be deemed to have voted FOR the Amendment. An Investor who votes against, or abstains with respect to, the Amendment does not have appraisal or similar rights under Minnesota law.

   The Managing General Partner has fixed the close of business on February 1, 1998 as the record date for the determination of the Investors entitled to vote on the proposed Amendment, the close of business on April 17, 1998 as the date by which Consent Forms must be received by the Managing General Partner in order to be counted, and April 20, 1998 as the date on which the consents are to be counted. An Investor may revoke his/her or its consent at any time prior to April 17, 1998, provided written revocation is received by the Managing General Partner prior to that date.

    The cost of solicitation of consents of the Investors will be borne by the Fund. The solicitations will be made by the mails. This Consent Statement is being first mailed to Investors on or about March 1, 1998. Staff of the Managing General Partner will be available by telephone to answer any questions concerning this Consent.

      INCORPORATION BY REFERENCE/FORWARD LOOKING STATEMENTS

   The information included in the Fund's Annual Report on Form 10-KSB for the year ended December 31, 1996 and the Fund's 10-QSBs for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 is hereby incorporated by reference. A copy of such Reports are being delivered to each Investor with this Consent Statement.

   Such incorporated documents, and this Consent Statement, contain statements that are intended as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act
of  1995  (the  "Act").   The  words or phrases  "expects",  "will
continue", "should", "is anticipated", "believes", "estimate", "hopes", or expressions of a similar nature denote forward looking
statements.    Those   statements  are  subject   to   risks   and
uncertainties that could cause actual results to differ materially
from  the  results presently anticipated or projected.   The  Fund
cautions readers not to place undue reliance on such forward looking statements and all readers should consider carefully risks that may effect the attainment of those statements, including the risks summarized above under "Summary-Risks of the Amendment."

                               BY ORDER OF THE BOARD OF DIRECTORS
                               OF AEI FUND MANAGEMENT XVI, INC.

                               Robert P. Johnson, President

                                 -10-


                               Exhibit A


                      PROPOSED AMENDMENT OF
                LIMITED PARTNERSHIP AGREEMENT OF
                    AEI REAL ESTATE FUND XVI


       Changes in the existing provisions of the Partnership Agreement that would be made by the proposed Amendment are shown below. Existing provisions proposed to be omitted are lined through and enclosed in brackets. New Provisions are printed in bold type. Only the portion of Section 5.4 that will be changed by the Amendment is shown. If approved, the Amendment will be effective immediately.

        SECTION 5.4 DISTRIBUTION OF NET PROCEEDS OF SALE

      5.4 Distribution of Net Proceeds of Sale. Upon financing, refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties until [a date 120 months after the date on which the offer and sale of units pursuant to the Prospectus is terminated,] THE GENERAL PARTNER DETERMINES THAT IT IS IN THE BEST INTERESTS OF THE FUND TO BEGIN LIQUIDATION OF THE FUND; provided, however, that sufficient cash is distributed to the Limited Partners to pay state and federal income taxes (assuming Limited Partners are taxable at the lesser of (i) a 40% rate on ordinary income and a 16% rate on capital gain income or (ii) the maximum marginal rates then in effect) created as a result of such transaction.
                                 -11-


IMPORTANT                                                  IMPORTANT

          AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
                   CONSENT OF LIMITED PARTNERS
             This consent is solicited by the Board
         of Directors of AEI Fund Management XVI, Inc.,
                  The Managing General Partner

       The undersigned, a Limited Partner of AEI Real Estate Fund XVI Limited Partnership (the "Fund"), hereby consents (unless otherwise directed below) to the proposal identified below to adopt an Amendment (the "Amendment") to Section 5.4 of the Limited Partnership Agreement (the "Partnership Agreement"), as more fully described in the accompanying Consent Statement. By voting for the Amendment the undersigned hereby appoints AEI Fund Management XVI, Inc. as his/her/its attorney-in-fact with power to sign and acknowledge on the undersigned's behalf any instrument that may be necessary to evidence the Amendment and any corresponding Amendment to the Fund's Certificate of Limited Partnership.

      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on April 15, 1998.

       1.   Adoption  of  the  Amendment to  Section  5.4  of  the
Partnership Agreement
       FOR   [  ]          AGAINST  [  ]          ABSTAIN   [  ]

       The Fund Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the Amendment if no box is checked.

       Please sign exactly as your name appears below. When Fund Units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:                       ,  1998



            Signature                     (if held jointly)

                                 -12-